CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Stock Purchase Plan Committee of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan:


We consent to the incorporation by reference in the Registration Statements (No. 333-151797, 333-140784, 333-125280, 333-119375, 333-104104, 333-87852, 333-75542
and 333-39204) on Form S-8 of Koninklijke Philips Electronics N.V. of our report dated October 28, 2008 relating to the statements of financial condition of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan as of July 31, 2008 and 2007 and the related statements of income (loss) and changes in plan equity for each of the years in the three-year period ended July 31, 2008, which report appears in the Annual Report of Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan on Form 11-K.






/s/ KPMG LLP

New York, New York
October 28, 2008